Exhibit 99.2

September 7, 2008
hp-1129

Statement by Secretary Henry M. Paulson, Jr. on Treasury and Federal Housing
Finance Agency Action to Protect Financial Markets and Taxpayers

Washington, DC-- Good morning. I'm joined here by Jim Lockhart, Director of the new independent regulator, the Federal Housing Finance Agency, FHFA.

In July, Congress granted the Treasury, the Federal Reserve and FHFA new authorities with respect to the GSEs, Fannie Mae and Freddie Mac. Since that time, we have closely monitored financial market and business conditions and have analyzed in great detail the current financial condition of the GSEs – including the ability of the GSEs to weather a variety of market conditions going forward. As a result of this work, we have determined that it is necessary to take action.

Since this difficult period for the GSEs began, I have clearly stated three critical objectives: providing stability to financial markets, supporting the availability of mortgage finance, and protecting taxpayers – both by minimizing the near term costs to the taxpayer and by setting policymakers on a course to resolve the systemic risk created by the inherent conflict in the GSE structure.

Based on what we have learned about these institutions over the last four weeks – including what we learned about their capital requirements – and given the condition of financial markets today, I concluded that it would not have been in the best interest of the taxpayers for Treasury to simply make an equity investment in these enterprises in their current form.

The four steps we are announcing today are the result of detailed and thorough collaboration between FHFA, the U.S. Treasury, and the Federal Reserve.

We examined all options available, and determined that this comprehensive and complementary set of actions best meets our three objectives of market stability, mortgage availability and taxpayer protection.

Throughout this process we have been in close communication with the GSEs themselves. I have also consulted with Members of Congress from both parties and I appreciate their support as FHFA, the Federal Reserve and the Treasury have moved to address this difficult issue.

Before I turn to Jim to discuss the action he is taking today, let me make clear that these two institutions are unique. They operate solely in the mortgage market and are therefore more exposed than other financial institutions to the housing correction. Their statutory capital requirements are thin and poorly defined as compared to other institutions. Nothing about our actions today in any way reflects a changed view of the housing correction or of the strength of other U.S. financial institutions.

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I support the Director's decision as necessary and appropriate and had advised him that conservatorship was the only form in which I would commit taxpayer money to the GSEs.

I appreciate the productive cooperation we have received from the boards and the management of both GSEs. I attribute the need for today's action primarily to the inherent conflict and flawed business model embedded in the GSE structure, and to the ongoing housing correction. GSE managements and their Boards are responsible for neither. New CEOs supported by new non-executive Chairmen have taken over management of the enterprises, and we hope and expect that the vast majority of key professionals will remain in their jobs. I am particularly pleased that the departing CEOs, Dan Mudd and Dick Syron, have agreed to stay on for a period to help with the transition.

I have long said that the housing correction poses the biggest risk to our economy. It is a drag on our economic growth, and at the heart of the turmoil and stress for our financial markets and financial institutions. Our economy and our markets will not recover until the bulk of this housing correction is behind us. Fannie Mae and Freddie Mac are critical to turning the corner on housing. Therefore, the primary mission of these enterprises now will be to proactively work to increase the availability of mortgage finance, including by examining the guaranty fee structure with an eye toward mortgage affordability.

To promote stability in the secondary mortgage market and lower the cost of funding, the GSEs will modestly increase their MBS portfolios through the end of 2009. Then, to address systemic risk, in 2010 their portfolios will begin to be gradually reduced at the rate of 10 percent per year, largely through natural run off, eventually stabilizing at a lower, less risky size.

Treasury has taken three additional steps to complement FHFA's decision to place both enterprises in conservatorship. First, Treasury and FHFA have established Preferred Stock Purchase Agreements, contractual agreements between the Treasury and the conserved entities. Under these agreements, Treasury will ensure that each company maintains a positive net worth. These agreements support market stability by providing additional security and clarity to GSE debt holders – senior and subordinated – and support mortgage availability by providing additional confidence to investors in GSE mortgage backed securities. This commitment will eliminate any mandatory triggering of receivership and will ensure that the conserved entities have the ability to fulfill their financial obligations. It is more efficient than a one-time equity injection, because it will be used only as needed and on terms that Treasury has set. With this agreement, Treasury receives senior preferred equity shares and warrants that protect taxpayers. Additionally, under the terms of the agreement, common and preferred shareholders bear losses ahead of the new government senior preferred shares.

These Preferred Stock Purchase Agreements were made necessary by the ambiguities in the GSE Congressional charters, which have been perceived to indicate government support for agency debt and guaranteed MBS. Our nation has tolerated these ambiguities for too long, and as a result GSE debt and MBS are held by central banks and investors throughout the United States and around the world who believe them to be virtually risk-free. Because the U.S. Government created these ambiguities, we have a responsibility to both avert and ultimately address the systemic risk now posed by the scale and breadth of the holdings of GSE debt and MBS.

Market discipline is best served when shareholders bear both the risk and the reward of their investment. While conservatorship does not eliminate the common stock, it does place common shareholders last in terms of claims on the assets of the enterprise.

Similarly, conservatorship does not eliminate the outstanding preferred stock, but does place preferred shareholders second, after the common shareholders, in absorbing losses. The federal banking agencies are assessing the exposures of banks and thrifts to Fannie Mae and Freddie Mac. The agencies believe that, while many institutions hold common or preferred shares of these two GSEs, only a limited number of smaller institutions have holdings that are significant compared to their capital.

The agencies encourage depository institutions to contact their primary federal regulator if they believe that losses on their holdings of Fannie Mae or Freddie Mac common or preferred shares, whether realized or unrealized, are likely to reduce their regulatory capital below "well capitalized." The banking agencies are prepared to work with the affected institutions to develop capital restoration plans consistent with the capital regulations.

Preferred stock investors should recognize that the GSEs are unlike any other financial institutions and consequently GSE preferred stocks are not a good proxy for financial institution preferred stock more broadly. By stabilizing the GSEs so they can better perform their mission, today's action should accelerate stabilization in the housing market, ultimately benefiting financial institutions. The broader market for preferred stock issuance should continue to remain available for well-capitalized institutions.

The second step Treasury is taking today is the establishment of a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac, and the Federal Home Loan Banks. Given the combination of actions we are taking, including the Preferred Share Purchase Agreements, we expect the GSEs to be in a stronger position to fund their regular business activities in the capital markets. This facility is intended to serve as an ultimate liquidity backstop, in essence, implementing the temporary liquidity backstop authority granted by Congress in July, and will be available until those authorities expire in December 2009.

Finally, to further support the availability of mortgage financing for millions of Americans, Treasury is initiating a temporary program to purchase GSE MBS. During this ongoing housing correction, the GSE portfolios have been constrained, both by their own capital situation and by regulatory efforts to address systemic risk. As the GSEs have grappled with their difficulties, we've seen mortgage rate spreads to Treasuries widen, making mortgages less affordable for homebuyers. While the GSEs are expected to moderately increase the size of their portfolios over the next 15 months through prudent mortgage purchases, complementary government efforts can aid mortgage affordability. Treasury will begin this new program later this month, investing in new GSE MBS. Additional purchases will be made as deemed appropriate. Given that Treasury can hold these securities to maturity, the spreads between Treasury issuances and GSE MBS indicate that there is no reason to expect taxpayer losses from this program, and, in fact, it could produce gains. This program will also expire with the Treasury's temporary authorities in December 2009.

Together, this four part program is the best means of protecting our markets and the taxpayers from the systemic risk posed by the current financial condition of the GSEs. Because the GSEs are in conservatorship, they will no longer be managed with a strategy to maximize common shareholder returns, a strategy which historically encouraged risk-taking. The Preferred Stock Purchase Agreements minimize current cash outlays, and give taxpayers a large stake in the future value of these entities. In the end, the ultimate cost to the taxpayer will depend on the business results of the GSEs going forward. To that end, the steps we have taken to support the GSE debt and to support the mortgage market will together improve the housing market, the US economy and the GSEs' business outlook.

Through the four actions we have taken today, FHFA and Treasury have acted on the responsibilities we have to protect the stability of the financial markets, including the mortgage market, and to protect the taxpayer to the maximum extent possible.

And let me make clear what today's actions mean for Americans and their families. Fannie Mae and Freddie Mac are so large and so interwoven in our financial system that a failure of either of them would cause great turmoil in our financial markets here at home and around the globe. This turmoil would directly and negatively impact household wealth: from family budgets, to home values, to savings for college and retirement. A failure would affect the ability of Americans to get home loans, auto loans and other consumer credit and business finance. And a failure would be harmful to economic growth and job creation. That is why we have taken these actions today.

While we expect these four steps to provide greater stability and certainty to market participants and provide long-term clarity to investors in GSE debt and MBS securities, our collective work is not complete. At the end of next year, the Treasury temporary authorities will expire, the GSE portfolios will begin to gradually run off, and the GSEs will begin to pay the government a fee to compensate taxpayers for the on-going support provided by the Preferred Stock Purchase Agreements. Together, these factors should give momentum and urgency to the reform cause. Policymakers must view this next period as a "time out" where we have stabilized the GSEs while we decide their future role and structure.

Because the GSEs are Congressionally-chartered, only Congress can address the inherent conflict of attempting to serve both shareholders and a public mission. The new Congress and the next Administration must decide what role government in general, and these entities in particular, should play in the housing market. There is a consensus today that these enterprises pose a systemic risk and they cannot continue in their current form. Government support needs to be either explicit or non-existent, and structured to resolve the conflict between public and private purposes. And policymakers must address the issue of systemic risk. I recognize that there are strong differences of opinion over the role of government in supporting housing, but under any course policymakers choose, there are ways to structure these entities in order to address market stability in the transition and limit systemic risk and conflict of purposes for the long-term. We will make a grave error if we don't use this time out to permanently address the structural issues presented by the GSEs.

In the weeks to come, I will describe my views on long term reform. I look forward to engaging in that timely and necessary debate.